EXHIBIT 10.1

DONNELLEY FINANCIAL SOLUTIONS, INC.

EXECUTIVE SEVERANCE PLAN

(As Amended and Restated, effective as of July 15, 2020)

1.    Purpose. The purpose of the Donnelley Financial Solutions, Inc. Executive Severance Plan, as amended and restated, effective as of the Effective Date (the “Plan”) is to retain certain senior executives of the Company by providing appropriate severance benefits and to ensure their continued dedication to their duties in connection with certain types of termination of employment, including after a Change in Control.

2.    Eligible Participants. Employees participating in the Plan (each, a “Participant”) will be any executive of the Company who is selected by the Compensation Committee in its sole discretion for coverage by the Plan.

3.    Non-Change in Control Severance Benefits. If a Participant’s employment is terminated due to a Qualifying Termination other than during a CIC Termination Period, then, subject to the Participant’s execution of a Release, which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following his or her Date of Termination, the Company shall provide to the Participant:

(a)

a cash payment equal to one (1) (or such higher multiple as determined by the Compensation Committee) times the sum of (i) the Participant’s Base Salary and (ii) the Participant’s target annual cash bonus under the Company’s Annual Incentive Plan (the “AIP”), based on the target in effect as of the date of such Qualifying Termination;

(b)

a lump sum cash payment equal to the Participant’s actual annual cash bonus under the AIP that Participant would have received for the year in which his or her Date of Termination occurs, but for the Participant’s Qualifying Termination, determined on the basis of actual achievement of the performance goals applicable under the AIP for such performance period (the “Actual Bonus”), multiplied by a fraction, the numerator of which equals the number of days the Participant was employed by the Company during the year which the Date of Termination occurred, and the denominator of which is 365;

(c)

if the Participant’s Qualifying Termination occurs after the end of a performance period, but before the payment of annual cash bonuses for such period under the AIP, a lump sum cash payment equal to the Participant’s actual annual cash bonus under the AIP that the Participant would have received for the year prior to which his or her Date of Termination occurs, but for the Participant’s Qualifying Termination, determined on the basis of actual achievement of the performance goals applicable under the AIP for such performance period (the “Prior Year Bonus”);

(d)

for one (1) year after the Participant’s Date of Termination, the Participant, his or her spouse and his or her dependents will continue to be entitled to participate in the Company’s group health, medical and vision insurance plans in which the Participant, his or her spouse and his or her dependents participate immediately prior to the Date of Termination, at the same rate as paid by similarly situated employees from time to time (“Benefits Coverage”); provided that the Participant timely elects continuation coverage under Section 4980B(f) of the Code; provided, further, that the Participant, his or her spouse and his or her dependents shall cease to be entitled to Benefits Coverage if and when the Participant obtains alternative employment and becomes eligible for insurance coverage that is substantially similar to the Benefits Coverage, in which case, the Participant must notify the Company within ten (10) days of the commencement of such alternative employment; and provided, further, that to the extent the applicable health and life insurance plans do not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, for the portion of the period during which such continuation is not permitted, the Company shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation;

(e)	for twelve (12) months after Participant’s Date of Termination, Participant shall be entitled to receive outplacement benefits with a value of up to $15,000; and

(f)

effective as of the Participant’s Date of Termination, (i) any unvested time-based equity or other time-based long-term cash incentive awards held by the Participant shall immediately vest pro-rata and be payable, calculated by multiplying the award amount by a fraction, the numerator of which equals the number of days Participant was employed by the Company during the applicable vesting period through Participant’s Date of Termination and the denominator of which is the total number of days in the applicable vesting period, less the number of shares previously vested and (ii) any unvested performance-based equity or other long-term performance-based cash incentive awards held by the Participant shall continue to vest after the Participant’s Date of Termination and pay out when such awards are paid pursuant to the applicable award agreement, based upon actual performance attained and multiplied by a fraction, the numerator of which equals the number of days the Participant was employed by the Company during the applicable performance period through the Participant’s Date of Termination and the denominator of which is the total number of days in the applicable performance period. For the avoidance of doubt, and in order to give effect to the immediately preceding sentence, the provisions in any Participant’s award agreements that provides unvested equity awards or cash incentive awards shall expire or be forfeited if the Participant’s employment or service with the Company ends prior to the date in which a performance period ends or the date in which an award is settled shall be disregarded.

(f)

If the Participant is the Company’s Chief Executive Officer (the “CEO”), the Participant shall be entitled to the same benefits specified in this Section 3 due to a Qualifying Termination that occurs other than during a CIC Termination Period; provided that:

(i)

the cash payment specified in Section 3(a) shall be equal to two (2) times the sum of (i) the Participant’s Base Salary and (ii) the Participant’s target annual cash bonus under the AIP, based on the target in effect as of the date of such Qualifying Termination; and

(ii)

the Participant, his or her spouse and his or her dependents will continue to be entitled to the Benefits Coverage specified in Section 3(d) for twenty-four (24) months after Participant’s Date of Termination, subject to the same terms and conditions specified therein.

Subject to the Release requirement described above, the cash severance payments specified in Section 3(a) and Section 3(f)(i) shall be paid in equal installments on the 15th and last days of each of the twelve (12) months following the 30th day after the date of the Participant’s Date of Termination (or, if the 15th and last day of a month is not a business day, on the closest business day to such date). The cash payments specified in Section 3(b) and Section 3(c) shall be paid on the dates on which the Actual Bonus or the Prior Year Bonus would have been paid to Participant under the AIP in accordance with the terms of the AIP, but for Participant’s Qualifying Termination during or following the performance period.

4.    Change in Control Severance Benefits.

(a)

Effect of a Change in Control on Performance-Based Equity Awards. Upon a Change in Control, each outstanding Performance-Based Equity Award held by a Participant that was granted after the Effective Date shall be deemed earned at the target performance level with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.

(b)

Change in Control Severance Benefits. If, during a CIC Termination Period, the employment of a Participant is terminated due to a Qualifying Termination, then, subject to the Participant’s execution of a Release, which shall be provided to the Participant no later than five (5) days after his or her Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following his or her Date of Termination, the Company shall provide to the Participant:

(i)	a lump sum cash payment equal to one and one-half (1.5) times the sum of (i) Participant’s Base Salary and (ii) Participant’s target annual cash bonus under the AIP;

(ii)

a lump sum cash payment equal to Participant’s target annual cash bonus under the AIP, multiplied by a fraction, the numerator of which equals the number of days the Participant was employed by the Company during the year which the Date of Termination occurred, and the denominator of which is 365;

(iii)

if the Participant’s Qualifying Termination occurs after the end of a performance period under the AIP, but before the payment of annual cash bonuses for such period under the AIP, a lump sum cash payment equal to the Participant’s Prior Year Bonus;

(iv)

for eighteen (18) months after Participant’s Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to Benefits Coverage; provided that the Participant timely elects continuation coverage under Section 4980B(f) of the Code; provided, further, that the Participant, his or her spouse and his or her dependents shall cease to be entitled to Benefits Coverage if and when the Participant obtains alternative employment and becomes eligible for insurance coverage that is substantially similar to the Benefits Coverage, in which case, the Participant must notify the Company within ten (10) days of the commencement of such alternative employment; and provided, further, that to the extent that the applicable health and life insurance plans do not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, for the portion of the period during which such continuation is not permitted, the Company shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation;

(v)

effective as of the Participant’s Date of Termination during the CIC Termination Period (or, if later, the date the Change in Control occurs), any unvested equity or other long-term cash incentive awards held by the Participant shall vest in full;

(vi)	for twelve (12) months after Participant’s Date of Termination, Participant shall be entitled to receive outplacement benefits with a value of up to $15,000.

(vii)

If the Participant is the CEO, the Participant shall be entitled to the same benefits specified in this Section 4 upon a Qualifying Termination during the CIC Termination Period under the Plan; provided that:

(A)

the cash payment specified in Section 4(b)(i) shall be equal to two and one-half (2.5) times the sum of (i) the Participant’s Base Salary and (ii) the Participant’s target annual cash bonus under the AIP; and

(B)

the Participant, his or her spouse and his or her dependents will continue to be entitled to the Benefits Coverage specified in Section 4(b)(iv) for twenty-four (24) months after Participant’s Date of Termination, subject to the same terms and conditions specified therein.

Subject to the Release requirement described above, the cash payments specified in paragraphs (i), (ii) and (vii)(A) of this Section 4(b) shall be paid on the sixtieth (60th) day (or the next following business day if the sixtieth (60th) day is not a business day) following the Participant’s Date of Termination. The cash payment specified in paragraph (iii) of this Section 4(b) shall be paid on the date on which the Prior Year Bonus would have been paid to Participant under the AIP in accordance with the terms of the AIP, but for Participant’s Qualifying Termination following the performance period.

5.    Accrued Obligations. The Company shall pay to the Participant all of the Participant’s Accrued Obligations, in each case determined in accordance with the terms of the relevant plan or policy. Payment of such Accrued Obligations shall be made to the Participant as soon as administratively practicable following the Participant’s Date of Termination.

6.    No Duplication of Benefits. Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in Section 3 or Section 4, the Compensation Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan, such that the Participant receives the treatment provided for by the more favorable provision.

7.    Withholding Taxes. The Company shall withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

8.    Expenses. If any contest or dispute shall arise under the Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute; provided, however, that with respect to any contest or dispute arising after a Change in Control, in the event the Participant substantially prevails with respect to such contest or dispute, the Company shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses incurred by the Participant in connection with such contest or dispute, which reimbursement shall be made within thirty (30) days after the date the Company receives the Participant’s statement for such fees and expenses.

9.    No Guarantee of Continued Employment. Nothing in the Plan shall be deemed to entitle the Participant to continued employment with the Company or any of its subsidiaries.

10.    Restrictive Covenants.

(a)

Noncompetition. If a Participant’s employment is terminated in accordance with Section 3 or Section 4 of the Plan, then during the twelve (12) month period immediately following the Participant’s Date of Termination (the “Restricted Period”), the Participant shall not, directly or indirectly, manage, control, participate in, consult with, render services for, or in any manner engage in a Competitive Enterprise.

(b)

Nonsolicitation of Customers. During the Restricted Period, the Participant shall not, directly or indirectly through another entity, solicit or attempt to solicit or induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to transact business with a Competitive Enterprise or to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

(c)

Nonsolicitation of Employees. During the twenty-four (24) month period immediately following the Participant’s Date of Termination, the Participant shall not, directly or indirectly through another entity:

(i)	induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee, or

(ii)	hire any person who was an employee of the Company within 180 days prior to the date of hire.

(d)

Non-Disparagement. In the event a Participant’s employment is terminated in accordance with Section 3 or Section 4 of the Plan, after the Participant’s Date of Termination, (i) the Participant shall not make any statement that would libel, slander or disparage the Company or its past or present officers, directors, employees or agents; provided, however, that the Participant or the Company may respond accurately to any question, inquiry or request for information from any regulator or investor, or when required by legal process or legal and regulatory requirements, including disclosure requirements under applicable laws.

(e)

Confidentiality. No Participant shall disclose to any unauthorized person, firm, corporation or other entity or use for his or her own account any information, observations and data obtained by the Participant during the course of his or her employment concerning the business and affairs of the Company or any Related Entities, including any information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which the Participant become aware during the Participant’s employment, without the Board’s written consent, unless and to the extent that the aforementioned matters:

(i)	become generally known to and available for use by the public other than as a result of the Participant’s acts or omissions,

(ii)	were known to the Participant prior to the Participant’s employment with the Company, or

(iii)	are required to be disclosed pursuant to any applicable law or court order.

The Participant shall deliver to the Company upon the termination of the Participant’s employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any of its subsidiaries (including, without limitation, all acquisition prospects, lists and contact information) that the Participant may then possess or have under his or her control. For the avoidance of doubt, nothing in the Plan or any agreement with, or policy of, the Company restricts or impedes a Participant from providing truthful information to governmental or regulatory bodies, including a Participant’s right to make disclosures under the whistleblower provisions of applicable law or regulations.

(f)

Enforcement. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because each Participant’s services are unique, the parties hereto agree that monetary damages would be an inadequate remedy for any breach of this Section 10. Therefore, in the event of a breach or threatened breach of this Section 10, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(g)

Recoupment; Cessation of Obligations. In the event that the Participant breaches Sections 10(a), 10(b), 10(c), 10(d) or 10(e) hereof or materially breaches another provision of the Release, the Company shall have the right to recoup from the Participant all payments and benefits (or the value thereof as determined by the Compensation Committee in its sole discretion) provided to such Participant under the Plan and any obligation of the Company to make or provide any payments or benefits under the Plan will cease.

11.    Section 280G of the Code.

(a)

In the event that any payments or benefits (whether under the Plan or otherwise) payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order, in each case with payments and benefits with a higher “parachute payment” value for purposes of Section 280G of the Code reduced before payments with a lower value: (1) reduction of vesting acceleration of equity awards that are not eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); (2) reduction of Benefits Coverage; (3) reduction of cash payments that are not eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); (4) reduction of vesting acceleration of equity awards that are eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); and (5) reduction of cash payments that are eligible for reduction under Treasury Regulation 1.280G Q&A-24(c). In the event that acceleration of vesting of equity awards or cash payments is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for such awards. If two or more awards were granted on the same date, each award will be reduced on a pro-rata basis.

(b)

All determinations required to be made under this Section 11, including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 11 shall be binding upon the Company and the Participant.

12.    Successors; Binding Agreement. This Plan shall survive any Change in Control, and the provisions of this Plan shall be binding upon the surviving corporation, which shall be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

13.    Notice.

(a)

For purposes of the Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:

If to the Participant:

The address listed as the Participant’s address in the Company’s personnel files.

If to the Company:

Donnelley Financial Solutions, Inc.

Attention: General Counsel

35 W. Wacker Drive

Chicago, IL 60601.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)

A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in the Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the Date of Termination (which date shall be not less than thirty (30) nor more than ninety (90)

days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

14.    Full Settlement; Resolution of Disputes and Costs.

(a)

In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and, except as provided in the Release, such amounts shall not be reduced whether or not the Participant obtains other employment; provided that the Participant’s entitlement to Benefits Coverage may terminate in connection with the Participant’s commencement of alternative employment as set forth in Section 3(d) or Section 4(b)(iv).

(b)

Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Chicago, Illinois by three arbitrators in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect. One arbitrator shall be selected by the Company, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the JAMS). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding anything in the Plan to the contrary, any arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination that occurs during a CIC Termination Period, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

15.    Employment with Subsidiaries. Employment with the Company for purposes of the Plan shall include employment with any subsidiary of the Company.

16.    Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 3, 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of the Plan), 7, 8, 10, 12 and 14 shall survive the termination of the Plan.

17.    GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THE PLAN IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THE PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THE PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

18.    Amendment and Termination. The Compensation Committee may amend or terminate the Plan at any time without the consent of the Participants and may remove a Participant from the Plan for any reason, provided that the Compensation Committee must give notice to Participants at least twelve (12) months prior to the effective date of any amendment if such amendment will materially impair the rights of Participants under the Plan. Notwithstanding the foregoing, during a CIC Termination Period, the Plan may not be amended in a manner that is adverse to the interests of the Participants or terminated by the Compensation Committee (or any successor committee thereto) and any Participant’s participation hereunder may not be terminated, in each case without the prior written consent of such Participant.

19.    Interpretation and Administration. The Plan shall be administered by the Compensation Committee (or any successor committee). The Compensation Committee (or any successor committee) shall have the authority (a) to exercise all of the powers granted to it under the Plan, (b) to construe, interpret and implement the Plan, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, (d) to make all determinations necessary or advisable with respect to the administration of the Plan, (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (f) to delegate its responsibilities and authority hereunder to a subcommittee of the Compensation Committee. All determinations by the Compensation Committee (or any successor committee) shall be made in the committee’s reasonable discretion and be final and binding on Participants; provided that a de novo standard of review will apply to any such determinations made following a Change in Control.

20.    Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 13 of the Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Compensation Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Compensation Committee shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Compensation Committee, the Participant may: (i) request a review of the denial by the Compensation Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Compensation Committee for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Compensation Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Compensation Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Compensation Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty

(30) days of the date the Compensation Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 20 will be permitted at the sole discretion of the Compensation Committee or its delegate. If the Compensation Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.

21.    Type of Plan. The Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of ERISA and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).

22.    Nonassignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.

23.    Section 409A.

(a)

To the extent a Participant would otherwise be entitled to any payment or benefit that under the Plan, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the six (6) month anniversary of the Participant’s Date of Termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under the Plan shall be deemed to be separate payments, and amounts payable under Section 3 or Section 4 of the Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Sections 1.409A-1 through A-6.

(b)

Any payment due upon a Change in Control will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A.

(c)

Notwithstanding anything to the contrary in the Plan or elsewhere, any payment or benefit under the Plan or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in the Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in the Plan and such participation in the Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under the Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.

24.    Effective Date. The Plan shall be effective as of July 15, 2020 (the “Effective Date”).

25.    Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below. Capitalized terms not defined herein shall have the same meaning as under the Donnelley Financial Solutions, Inc. 2016 Performance Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “2016 PIP”).

(a)

“Accrued Obligations” means, as of the Date of Termination, the sum of (i) Participant’s Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the amount of any other cash compensation earned by Participant as of the Date of Termination to the extent not theretofore paid, (iii) any vacation pay, expense reimbursements and other cash payments to which Participant is entitled as of the Date of Termination to the extent not theretofore paid, and (iv) all other benefits which have accrued and are vested as of Date of Termination. For the purpose of this paragraph (a) under Section 25, except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved in accordance with the applicable plan, program or policy.

(b)

“Base Salary” means the Participant’s annual rate of base salary as in effect on the Participant’s termination date of a Qualifying Termination (or, if greater, the highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s termination date).

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means any of the following with respect to a Participant:

(i)

the Participant’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such failure subsequent to the Participant’s being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to the Participant by the Chief Operating Officer, the CEO (except if the Participant is the CEO), or the Board that identifies the manner in which the Participant have not performed his or her duties;

(ii)	the Participant’s willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company;

(iii)	conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude; or

(iv)

a refusal or failure to attempt in good faith to follow the written direction of the Chief Operating Officer, the CEO (except if the Participant is the CEO), or the Board (provided that such written direction is consistent with the Participant’s duty and station) promptly upon receipt of such written direction.

For the purposes of this definition, no act or failure to act by the Participant shall be considered “willful” unless done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide the Participant with a reasonable amount of time, after a notice and demand for substantial performance is delivered to the Participant, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

Notwithstanding the foregoing, if a Participant is party to an effective employment agreement with the Company that provides a definition for “Cause”, “Cause” shall have the same meaning as under such agreement.

(e)	“Change in Control” has the meaning set forth in the 2016 PIP.

(f)

“CIC Termination Period” means the period of time beginning three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control; provided that the period of time three (3) months prior to such Change in Control shall only be considered part of the CIC Termination Period if the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason at the request of a third party purchaser in connection with a Change in Control, as determined in good faith by the Compensation Committee.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Compensation Committee” means the Compensation Committee of the Board.

(i)

“Competitive Enterprise” means any business competing with the businesses of the Company as of a Participant’s Date of Termination, provided that the Participant may hold up to a 1% passive equity interest in a public company that may be a Competitive Enterprise.

(j)	“Company” means Donnelley Financial Solutions, Inc., together with its subsidiaries.

(k)

“Date of Termination” means the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 13.

(l)	“Disability” means a disability that would entitle a Participant to payment of regular disability payments under any Company disability plan or as otherwise determined by the Compensation Committee.

(m)	“Good Reason” means the occurrence of one or more of the following circumstances, without the Participant’s express written consent:

(i)

a change in the Participant’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of the Participant’s duties, responsibilities or status with the Company (other than a temporary change that results from or relates to the Participant’s incapacitation due to physical or mental illness);

(ii)

a reduction by the Company in the Participant’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time; or

(iii)	any requirement of the Company that the Participant’s office be more than seventy-five (75) miles from the Participant’s primary work location

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (x) the Participant gives written notice to the Company describing in reasonable detail the Good Reason event that has occurred within ninety (90) days of the Participant’s obtaining knowledge of the event, (y) the Company has failed within thirty (30) days of receipt of such written notice to remedy the circumstances constituting Good Reason and (z) the Participant’s termination of employment occurs no later than 150 days following the initial existence of the circumstances constituting Good Reason.

Notwithstanding the foregoing, if a Participant is party to an effective employment agreement with the Company that provides a definition for “Good Reason”, “Good Reason” shall have the same meaning as under such agreement.

(n)	“Performance-Based Equity Award” means any equity-based award that is subject to pre-established performance criteria and is intended to constitute performance-based compensation.

(o)

“Qualifying Termination” means a termination of the Participant’s employment with the Company (i) other than during a CIC Termination Period, by the Company other than for Cause or, for the CEO only, by the CEO for Good Reason, or (ii) during a CIC Termination Period, by the Company other than for Cause or by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(p)	“Release” means a final and non-revocable general release in a form determined by the Company.

(q)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations issued thereunder.